EXHIBIT 21

LIST OF SUBSIDIARIES OF THE COMPANY

NAME	JURISDICTION OF INCORPORATION

Andes Candies, LP	Illinois
Andes Manufacturing LLC	Illinois
Andes Services LLC	Illinois
C. C. L. P., Inc.	Delaware
C. G. C. L. P., Inc.	Delaware
C. G. P., Inc.	Delaware
Cambridge Brands, Inc.	Delaware
Cambridge Brands Manufacturing., Inc.	Delaware
Cambridge Brands Services, Inc.	Delaware
Candy Realty, Inc.	New Jersey
Cella’s Confections, Inc.	Virginia
Charms Company	Delaware
Charms LLC	Illinois
Concord (GP) Inc.	Ontario
Concord Brands, ULC	Alberta
Concord Canada Holdings ULC	Nova Scotia
Concord Confections Holdings USA, Inc.	Delaware
Concord Partners LP	Ontario
Concord Wax, Inc.	Delaware
General Magnetics, Inc.	New Jersey
Henry Eisen Advertising Agency, Inc.	New Jersey
Impel Movie Line, Inc	Delaware
J. T. Company, Inc.	Delaware
O’Tec Industries, Inc.	Delaware
Sweets Company of New York, Inc.	New York
Tootsie Roll Industries LLC	Illinois
Tootsie Roll of Canada ULC	Ontario
Tootsie Roll Central Europe Ltd.	Delaware
The Tootsie Roll Company, Inc.	Illinois
Tootsie Roll Management, Inc.	Illinois
Tootsie Roll Mfg., LLC	Illinois
Tootsie Rolls - Latin America, Inc.	Delaware
Tootsie Roll Worldwide Ltd.	Illinois
The Sweets Mix Company, Inc.	Illinois

TRI de Latino America S.A. de C.V.	Mexico
TRI Finance, Inc.	Delaware
TRI International Co.	Illinois
TRI Investments LLC	Illinois
TRI-Mass, Inc.	Massachusetts
TRI Sales Co.	Delaware
TRI Sales Finance LLC	Delaware
Tutsi S. A. de C. V.	Mexico
World Trade & Marketing Ltd.	British West Indies